UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 31, 2006

EMPIRE FINANCIAL HOLDING COMPANY

(Exact name of Registrant as specified in its charter)

Florida	1-31292	56-3627212
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2170 West State Road 434,

Suite 100

Longwood, FL 32779

(Address Of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code 407-774-1300

_____________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On October 31, 2006, Empire issued a total of 1,166,666 shares of its common stock upon conversion of 7,000 shares of Series B Convertible Preferred Stock, each with a stated value of $100.00 per share, at a conversion price of $0.60 per share, and a total of 100,000 shares of its common stock upon conversion of 2,000 shares of Series D Convertible Preferred Stock, each with a stated value of $100.00 per share, at a conversion price of $2.00 per share. The underlying shares of Series B Convertible Preferred Stock were previously purchased on May 20, 2005 for an aggregate purchase price of $700,000, and the shares of Series D Convertible Preferred Stock were acquired on May 20, 2005 in satisfaction of $200,000 in legal fees. The above issuances bring the aggregate total unregistered sales of Empire’s equity securities sold since June 30, 2006 to more than 5% of its outstanding common stock at August 9, 2006 as reported in Empire’s quarterly report on Form 10-QSB for the quarter ended June 30, 2006.

The above shares were issued upon conversion of restricted preferred stock acquired for investment by accredited investors and will be issued without registration under the Securities Act of 1933, as amended, pursuant to the exemptions provided under sections 4(6) and 4(2) thereof, and pursuant to the exemption provided by Regulation D. All the securities are restricted securities and bear a restrictive legend. The common stock sold and issued on the conversion of preferred stock in the above transactions is also subject to stop transfer restrictions.

Also, on October 23 and October 30, 2006, Empire issued, pursuant to the exercise of 18,000 options granted under its 2000 Equity Incentive Plan, a total of 16,526 shares of its common stock, par value $0.01 per share, at an option price ranging from $1.00 to $1.20 per share. The sale of these shares was registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed on Form S-8.

Additionally, on October 30, 2006, Empire issued a total of 151,515 shares of its common stock, the sale of which was previously reported in Empire’s quarterly report for the quarter ended June 30, 2005.

With the issuance of the above shares, the total number of issued and outstanding shares of Empire common stock is 8,292,229.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Empire Financial Holding Company

Dated: November 2, 2006	By:	/s/ Donald A. Wojnowski, Jr.
Donald A. Wojnowski, Jr.
President